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                                   EXHIBIT 10.50

                     SENIOR MANAGER SEPARATION BENEFITS AGREEMENT

     THIS SENIOR MANAGER SEPARATION BENEFITS AGREEMENT (the "Agreement") is made and entered into as of January 10, 1996, by and between SIERRA TAHOE BANCORP, a California Corporation and its banking subsidiaries TRUCKEE RIVER BANK and SIERRA BANK OF NEVADA (hereinafter "STB"), with its principal offices located at 10181 Truckee Tahoe Airport Road, P.O. Box 61000, Truckee, California 96161 and RICHARD L. BELSTOCK, an individual ("RLB").


                                      WITNESSETH


     WHEREAS, RLB is currently designated a senior officer and 'at will' employee of Truckee River Bank and Sierra Bank of Nevada and expects to remain a senior officer and employee subject to the policies and conditions contained within the STB Personnel Policies and Procedures;

     WHEREAS, both STB and RLB feel it is in their respective and mutual best interests to preagree upon appropriate and reasonable separation compensation that will be paid to RLB should STB ever determine that RLB should, for whatever reason, be terminated from his position and leave the company;

     WHEREAS, STB and RLB agree that the benefits described herein constitute full payment of and shall completely supersede and constitute full satisfaction of any and all other monetary or nonmonetary benefits paid as a result of the termination of RLB for any reason by STB except as may be additionally required beyond the sums and benefits paid hereunder by law.

     WHEREAS, nothing in this Agreement is intended to change the current at will employment of RLB or create a contract of employment. Further, this Agreement shall only cover situations wherein STB requests the termination of RLB and shall not apply if RLB elects to voluntarily leave STB.

     NOW, THEREFORE, in consideration of the promises set forth below and for other good and valuable consideration, including the mutual covenants and agreements herein contained, the receipt and sufficiency of which is hereby acknowledged, STB and RLB hereby agree as follows:

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     1.   Applicability of Agreement; Definition of Termination: This
Agreement coveys additional benefits not otherwise due to employees generally and shall become operative upon RLB's termination of employment for any reason by STB, its affiliates and, their respective officers or directors, so long as that termination did not result from a final determination of the Human Resources Director and the Personnel Committee of the Board of Directors of STB that RLB's termination resulted from a material violation of the STB Personnel policies and procedures (i.e. termination for cause) (hereinafter referred to as the "Termination"). This Agreement shall not apply as to any event not covered under the definition of the term 'Termination'. Following the defined Termination, and the payment of benefits under this Agreement, it is expressly agreed and understood that STB shall not be precluded from rehiring RLB's position either now or in the future and such rehiring shall not be deemed to nullify or change this Agreement if it is otherwise applicable.

     2. Conditions For Payment of Separation Benefits. STB shall pay the separation benefits set forth in Paragraph 3 to RLB after each of the following requirements have been satisfied in the reasonable discretion of STB:

     A. A defined Termination as set forth in Paragraph 1 has occurred and RLB has left (or will promptly thereafter leave) the employment of STB; and

     B. RLB consent to and does expressly waive, release, indemnify and fully hold STB, its subsidiary companies and each of their employees, officers and directors harmless with regard to his employment at STB; the manner of his Termination; and any other matters reasonably related to his employment. RLB agrees to initiate no action, of any type or kind, regarding his employment or Termination and if such an action is initiated he agrees that such action may be promptly closed, dismissed or summarily disallowed, or, if it shall continue, that RLB will indemnify STB for the legal fees, costs and expenses resulting from their defense of that action; and

     C. RLB agrees to and shall maintain the confidentiality of any and all proprietary secrets, processes and plans of STB and its subsidiaries made known to RLB during his employment.

STB may elect to advance the separation benefits set forth in Paragraph 2 prior to the satisfaction of each of the above requirements in this Paragraph 3, or in anticipation of full performance by RLB, and should any requirement not be satisfied within a reasonable period thereafter or continuously performed, RLB, upon request of STB and presentation of proof of nonperformance and a reasonable period to cure the continuing nonperformance, shall promptly return the separation benefit(s) paid or granted to him and this Agreement shall terminate.

     3. Separation Benefits. STB shall, in addition to any final salary, vacation, personal leave, retirement plan and other monetary or nonmonetary benefit(s) covered under one or more separate agreement(s) and otherwise due or applicable to RLB upon Termination (except benefits due under an agreement or policy concerning office closure or reduction in

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force laws so long as less than the sums being paid hereunder), pay to RLB upon Termination one of the following benefits, at the election and option of
RLB:

     A. A lump sum payment equal to SIX (6) months of monthly salary, less any and all applicable taxes, deductions arising from benefit elections or any other sums required to be deducted by law, rule or regulation. If this option is elected, and RLB elects continued health coverage under COBRA, STB will require RLB to pay the full rate allowed by COBRA for any continued health insurance coverage elected at the time of Termination; or

     B. Continuation of monthly salary for SIX (6) months, less any and all applicable taxes, deductions arising from benefit elections or other sums required to be deducted by law, rule or regulation. If this option is elected, and if RLB elects to continue health insurance coverage under COBRA, STB will continue to charge RLB's the applicable employee coverage rate for Six (6) months if said applicable employee rate may be properly granted to RLB without violating any existing policy or law and if said rate is lower than the COBRA rate that may be assessed.

The payment option elected shall be deemed the "Separation Benefit". Said Separation Benefit shall result in a waiver of any other separation benefits due to RLB following the Termination as more fully set forth in Paragraph 4.

     4. Express Waiver and Release of Other Separation Benefits. By executing this Agreement, RLB agrees that the Separation Benefit paid pursuant to this Agreement, provided the payments or benefits at least equal those payments or benefits that must be paid to terminated employees by law, shall be deemed to be the equivalent and substitute for any legally or customarily required separation payments due to RLB and STB shall be given full credit for sums paid hereunder as to any legal or customarily requirements to pay separation and payments hereunder shall be deemed to have fully satisfied STB's obligations with regard to any legally or customarily mandated separation payments due to RLB upon his termination, including, but not limited to, any laws or customs regarding reduction in force or job-site closing. If additional sums are legally required, or are adjudicated as required, this Agreement shall be deemed to be automatically amended to credit against the sums due the amount paid hereunder and this Agreement shall be deemed to include any additionally required benefits or payments.

     5.   Reserved.

     6. Binding Effect of Agreement. This Agreement shall inure to the benefit of and be binding upon the heirs, administrators, personal representatives, successors and assigns of RLB and STB, as the case may be.

     7. No Contest; Reimbursement of Benefits: The parties hereby mutually agree that in the event that RLB contests this Agreement, or any of the provisions hereunder, by the

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filing or commencement of any action or proceeding relating to his employment or Termination of any kind or nature whatsoever against STB, its parent company or affiliate companies or is re-employed by STB involuntarily by court order, or an enforceable judgment is obtained against STB, then STB shall have the absolute right: (i) to enforce repayment in full on the date of such re-employment of all sums paid to RLB hereunder, which sums shall include the payment or value of any benefits received by RLB hereunder, as a credit in offset, reduction and satisfaction of all or any portion of such judgment, or, (ii) if there is no judgment, against wages due to RLB.

     8. Captions: The captions set forth herein are included solely for ease and convenience of reference and are not to be considered or construed in the interpretation of this Agreement.

     9. Entire Agreement: This Agreement constitutes and contains the entire agreement between the parties and no statement or representation of either party hereto, their agents, officers, directors or employees made outside of this Agreement and not contained herein shall form a part of this Agreement or be binding upon the other party. This Agreement shall not be changed, modified, altered or amended, except by written instrument signed by the parties hereto.

     10. Governing Law: This Agreement shall be construed and governed in accordance with the laws of the State wherein RLB is predominantly employed, with venue appropriate in the County wherein RLB is predominantly employed. Any provision of this Agreement prohibited by law shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In the event of any litigation or action being commenced with regard to this Agreement, the prevailing party shall be awarded their reasonable attorneys fees, costs and expenses.

     11. Informed Consent and Waiver: RLB has executed this Agreement on a fully informed, voluntary basis. RLB understands and agrees that the separation benefit provided for herein will preclude RLB's right to seek other separation benefits, except as allowed by law, and that RLB has been given the right and opportunity to consult with an advisor or attorney prior to the execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have made, executed and delivered this Agreement as of the day and year first above written.



/s/ Richard L. Belstock
-----------------------
RICHARD L. BELSTOCK

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SIERRA TAHOE BANCORP,
a California Corporation



By:  /s/ William T. Fike
     ------------------------
     William T. Fike

Its: President/CEO


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